EX-28(h)(7)(n)

Sixth Amendment to Fund Participation Agreement

This Sixth Amendment (the “Amendment”) to the Fund Participation Agreement (“FPA”), executed and effective as of June 5, 2007, is entered into by and between Lincoln Variable Insurance Products Trust (the “Trust”), Lincoln Financial Distributors, Inc. (the “Distributor”), Lincoln Investment Advisors Corporation, (the “Advisor” and collectively, with the Trust and the Distributor, the “Company”) and New York Life Insurance and Annuity Corporation (the “Life Company”), and is effective as of April 10, 2021 (the “Effective Date”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the FPA.

WHEREAS, the parties hereto entered into the FPA, which was amended by: an Addendum dated as of November 1, 2009, (the “Addendum”); Amendment No. 1 to the FPA, dated April 30, 2012 (the “First Amendment”); an Amendment to the FPA, dated as of April 1, 2013 (the “Second Amendment”); a Third Amendment to the FPA, effective as of December 1, 2014 (the “Third Amendment”); a Fourth Amendment to the FPA, effective as of May 1, 2018 (the “Fourth Amendment”); and a Fifth Amendment to the FPA, effective as of November 1, 2019 (the “Fifth Amendment” and collectively with the Addendum, the First Amendment, the Second Amendment, the Third Amendment, and the Fourth Amendment, the “Amended FPA”); and

WHEREAS, pursuant to the Amended FPA among the Parties, the Life Company invests in shares of certain of the investment series of the Trust set forth in Exhibit A to the Amended FPS (each a “Fund”) as a funding vehicle for the Separate Accounts that issue the Variable Contracts to persons that are registered owners of such Variable Contracts on the books and records of the Life Company (the “Contract Owners”);

WHEREAS, the Separate Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Life Company, on behalf of the Separate Accounts, has certain obligations pursuant to Rule 30e-3 under the 1940 Act to deliver Trust shareholder reports to Contract Owners, which obligations may be satisfied by compliance with Rule 30e-3 under the 1940 Act (“Rule 30e-3”);

WHEREAS, the Life Company intends to comply with the requirements, terms and conditions of Rule 30e-3 in order to satisfy its obligation to deliver Trust shareholder reports to Contract Owners, including hosting the website of certain trust materials required by Rule 30e-3;

WHEREAS, Section 5(b)(2) of the 1933 Act may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act, “Rule 498A”) for a Fund be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to comply with the requirements, terms and conditions of Rule 498A, including its Fund Statutory Prospectus delivery requirements, by relying on paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Trust Documents (as defined in Section 1(a) below) be posted and maintained on a website specified on the cover page of the summary prospectus(es) for the Variable Contracts, and the Life

Company intends to host said website;

WHEREAS, the Life Company cannot host such websites in compliance with Rules 30e-3 and 498A unless the Trust prepares and provides to the Life Company the Trust Documents that are specified in Rules 30e-3 and 498A; and

WHEREAS, the parties desire to amend the Agreement to permit the separate accounts to invest in additional funds;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Parties hereby agree to supplement and amend the FPA as follows:

1.	Exhibits A and B shall be deleted in their entirety and replaced with Exhibits A and B attached hereto.

2.	Provision of Trust Documents; Website Posting.

(a).       Trust Documents. The Trust is responsible for preparing, filing and providing the following “Trust Documents,” as specified in paragraph (b)(1) of Rule 30e-3 and paragraph (j)(1)(iii) of Rule 498A:

(i)	Summary Prospectus for each of the Funds;

(ii)	Statutory Prospectus for each of the Funds;

(iii)	Statement of Additional Information (“SAI”) for each of the Funds;

(iv)

Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Funds (together, the “Shareholder Reports” that are referred to in Rule 30e-3 as the “Current” and “Prior” Report to Shareholders).

(v)	Complete Fund Holdings From the Shareholder Reports Containing a Summary Schedule of Investments (the “Complete Fund Holdings”); and

(vi)	Fund Holdings For Most Recent First and Third Fiscal Quarters (and together with the Complete Fund Holdings, the “Fund Holdings”).

(b).       Deadline for Providing, and Currentness of, the Trust Documents.

(i)

The Trust shall provide the Summary Prospectus and Statutory Prospectus, for the Funds to the Life Company (or its designee) no later than ten business days prior to May 1 of each year (to facilitate the required website posting) and provide updated versions as necessary, in order to facilitate a continuous offering of the Trust’s securities and the Variable Contracts. The Trust shall provide the SAI for the Funds to the Life Company (or its designee) on a timely basis (to facilitate the required website posting). The Trust shall use its best efforts to provide the SAI to the Life Company before May 1 of each year, but no later than May 1.

(ii)

The Trust and the Distributor shall provide the Shareholder Reports and the Fund Holdings to the Life Company (or its designee) on a timely basis (to facilitate the required website posting) but no later than 5 business days before the date each time that the Shareholder Reports and Fund Holdings are required to be posted by Rule 30e-3.

(c).       Format of Trust Documents. The Trust (and the Distributor) shall provide the Trust Documents to the Life Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	are both human-readable and capable of being printed on paper in human- readable format (in accordance with paragraph (b)(3) of Rule 30e-3 and paragraph (h)(2)(i) of Rule 498A);

(ii)

permit persons accessing the Statutory Prospectus and SAI for the Funds to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A);

(iii)	are compliant with applicable provisions of the Americans with Disabilities Act; and

(iv)

permit persons accessing the Trust Documents to permanently retain, free of charge, an electronic version of such Documents that meet the requirements of subparagraphs (h)(2)(i) and (ii) of Rule 498A (in accordance with paragraph (h)(3) of Rule 498A).

(d).       Website Hosting. The Life Company or its designee shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Trust Documents are publicly accessible and free of charge at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust fulfills its obligations under this Amendment.

(e).       Use of Summary Prospectuses. The Trust a shall ensure that a Summary Prospectus for the Funds is used, in accordance with paragraph (j)(1)(ii) of Rule 498A.

3.

Content of Trust Documents. The Trust shall be responsible for the content and substance of the Trust Documents as provided to the Life Company, including, but not limited to, the accuracy and completeness of the Trust Documents. Without limiting the generality of the foregoing in any manner, the Trust shall be responsible for ensuring that the Trust Documents as provided to the Life Company:

(a).     Meet the applicable standards of the 1933 Act, the 1934 Act; the 1940 Act; and all rules and regulations under those Acts; and

(b).     Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

4.	Provision of Trust Documents for Paper Delivery. The Trust and the Distributor shall:

(a).     At their expense, as the Life Company or its agents may reasonably request from time to time, provide the Life Company or its agents with sufficient paper copies of the then current Trust Documents, so that the Life Company or its agents may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (in order to comply with the requirements of paragraphs (e) and (f) of Rule 30e-3 and paragraphs (i)(1) and (j)(3) of Rule 498A). Such Life Company or agent requests shall be fulfilled reasonably promptly, but in no event more than three (3) business days after the request from the Life Company or its agent is received by either the Trust.

(b).     Alternatively, if requested by the Life Company in lieu thereof, the Trust or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Trust Documents as set in type, or at the request of the Life Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Trust Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Trust.

5.

Expense and Performance Data for the Funds. The Trust shall provide data on the expense ratios and investment performance for each of the Funds as listed in (a) – (c) below (the “Fund Data”) as the Life Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trust shall provide the Fund Data on a timely basis to facilitate the Life Company’s preparation of its annually updated registration statements for the Variable Contracts (and as otherwise reasonably requested by the Life Company), but in no event later than ninety (90) calendar days after the close of the calendar year;

(a).   the gross “Annual Portfolio Company Expenses” for each Fund calculated in accordance with:

 (i) Instruction 16 to Item 4 of Form N-4; and

 (ii) Instruction 4(a) to Item 4 of Form N-6);

(b).   the net “Annual Portfolio Company Expenses” (aka “Total Annual Portfolio Operating Expenses”) for each Fund calculated in accordance with:

 (i) Instruction 17 to Item 4 of Form N-4;

 (ii) Instruction 4 to Item 17 of Form N-4;

 (iii) Instruction 4(b) to Item 4 of Form N-6; and

 (iv) Instruction 4 to Item 18 of Form N-6),

and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Fund (or Trust); and

(c).   the “Average Annual Total Returns” for each Fund (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10-year periods), and in accordance with:

 (i) Instruction 7 to Item 17 of Form N-4, and

 (ii) Instruction 7 to Item 18 of Form N-6).

6.	Construction of this Amendment; Amended FPA.

(a).     This Amendment shall be interpreted to be consistent with, and to facilitate compliance with, and reliance on, Rule 30e-3 under the 1940 Act and Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).     To the extent the terms of this Amendment conflict with the terms of the Amended FPA, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Amended FPA shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment.

7.	Termination. This Amendment shall terminate upon the earlier of:

(a).     termination of the Amended FPA as provided in Article VIII thereof; or

(b).     Ninety (90) days written notice from any Party to the other Parties.

8.

Indemnification. The Adviser, Trust and the Distributor specifically agree to indemnify and hold harmless the Life Company and each of its directors, officers, employees and agents and each person, if any, who controls the Life Company within the meaning of Section 15 of the 1933 Act (collectively, the “Amendment Indemnified Parties”) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Adviser, Trust and the Distributor which consent shall not be unreasonably withheld), or litigation (including legal and other expenses) (collectively, the “Amendment Losses” for purposes of this Amendment) to which the Amendment Indemnified Parties may become subject under any statute or regulation, or at common law or otherwise, insofar as such Amendment Losses arise out of or as a result of any failure or alleged failure by the Trust or Distributor to provide the Trust Documents and the Fund Data in accordance with the terms of this Amendment or to fulfill their other duties and responsibilities under this Amendment or for any other breach of this Amendment. This indemnification shall be in addition to, and not in lieu of, the indemnification provided for in the Amended FPA, but otherwise shall be subject to and in accordance with the terms and conditions of the Amended FPA.

9.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

10.	Joint and Several Liability. The responsibilities, obligations, duties and liabilities of the Trust, Distributor and Adviser under this Amendment shall be joint and several.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

New York Life Insurance and Annuity Corporation		Lincoln Variable Insurance Products Trust

By:	/s/ Janis Rubin	By:	/s/ William P. Flory, Jr.
Name:	Janis Rubin	Name:	William P. Flory, Jr.
Title:	Vice President	Title:	Vice President, Treasurer, CAO
Date:	04/15/2021	Date:	April 7, 2021

Lincoln Investment Advisors Corporation		Lincoln Financial Distributors, Inc.

By:	/s/ Jayson R. Bronchetti	By:	/s/ John C. Kennedy
Name:	Jayson R. Bronchetti	Name:	John Kennedy
Title:	President	Title:	Chief Executive Officer, President
Date:	April 7, 2021	Date:	April 12, 2021

Exhibit A

Funds

Dated as of November April 1, 2021

The currently available Funds of the Trust are:

LVIP Baron Growth Opportunities Fund (Service Class and Standard Class)

LVIP SSGA International Index Fund (Standard Class)

LVIP SSGA Bond Index Fund (Standard Class)

LVIP SSGA Developed lnternational150 Fund (Standard Class)

LVIP SSGA Emerging Markets 100 Fund (Standard Class)

LVIP SSGA Emerging Markets Equity Index Fund (Standard Class)

LVIP SSGA Mid-Cap Index Fund (Standard Class)

LVIP Mondrian International Value Fund (Standard Class)

LVIP Delaware Diversified Income Fund (Service Class)

LVIP Delaware Value Fund (Standard Class)

LVIP Delaware Limited-Term Diversified Income Fund (Standard Class)

Exhibit B

Separate Accounts of the Company Registered Under the 1940 Act as Unit Investment Trusts

The following separate accounts are subject to this Agreement:

NYLIAC Corporate Sponsored Variable Universal Life Separate Account-I

NYLIAC Private Placement Variable Universal Life Insurance Separate Account-I

NYLIAC Private Placement Variable Universal Life Insurance Separate Account-II

NYLIAC Variable Universal Life Separate Account-I

Variable Annuity Contracts and Variable Life Insurance Contracts Registered Under the Securities Act of 1933

The following contracts are subject to this Agreement:

Corporate Executive Series Variable Universal Life

Corporate Executive Accumulator Variable Universal Life

Legacy Creator Single Premium Variable Universal Life

Variable Universal Life Accumulator

Survivorship Variable Universal Life Accumulator

Lifetime Wealth Variable Universal Life

Flexible Premium Variable Universal Life

Variable Universal Life 2000

Survivorship Variable Universal Life

Variable Universal Life Provider

Variable Universal Life Accumulator Plus

Variable Universal Life Accumulator II

Variable Life Insurance Contracts Not Registered Under the Securities Act of 1933

The following contracts are subject to this Agreement:

CorpExec Private Placement Variable Universal Life